EXHIBIT 10.8


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made and entered into as of January 4, 1996, by and between MERCURY WASTE SOLUTIONS, INC., a corporation duly organized and existing under the laws of the State of Minnesota, with a place of business at 1700 West Highway 36, Roseville, Minnesota, hereinafter referred to as "MWS," and MARK EDLUND, with an address at P. O. Box 130817, Roseville, Minnesota 55113, hereinafter referred to as "EXECUTIVE".


                                    RECITALS

         A. The following recitals shall be considered a part of this Agreement, and explain the general nature and purposes of MWS's business and EXECUTIVE's rights and obligations under this Agreement. Any interpretation or construction of this Agreement shall be considered in light of these recitals.

         B. MWS is a Minnesota corporation engaged in the business of (i) recycling high intensity lamps which is conducted in Roseville, Minnesota, (ii) recycling high intensity lamps and distilling/retorting mercury at a facility in Union Grove, Wisconsin, and (iii) the sale and distribution of lamp processing equipment (collectively, the "Business").

         C. On or about January 4, 1996, MWS anticipates acquiring substantially all of the assets of U.S. Environmental, Incorporated ("USE"). EXECUTIVE has been the sole shareholder and chief executive officer of USE. EXECUTIVE understands that this Agreement shall be effective against MWS and EXECUTIVE only upon completion of such acquisition.

         D. MWS desires to employ EXECUTIVE and EXECUTIVE desires to be employed by MWS, on the terms, covenants, and conditions set forth in this Agreement.

         E. In connection with the foregoing aspects of the Business, MWS anticipates developing, from time to time, confidential business data and trade secrets which it desires to protect from disclosure to competitors. "Trade secret" means any information, formulae, patterns, computations, programs, devices, methods, techniques, or processes relating to MWS' products and/or services or its research, development, manufacture, design, marketing, merchandising, selling and servicing.

         F. The parties acknowledge that MWS' trade secrets and confidential business data, have value to MWS only to the extent that they are not disclosed to MWS' competitors.

         G. For the purposes of this Agreement, a "competitor" shall mean any firm, person, partnership, corporation, or any other entity, whether legal or natural, engaged in the same or similar business as MWS as defined above, whether that particular business comprises a part of or all of the competitor's business.


                                    AGREEMENT

         NOW, THEREFORE, for the reasons set forth above, and in consideration of the mutual promises and agreements set forth in this Agreement, MWS and EXECUTIVE agree as follows:


                                    ARTICLE 1

                                   EMPLOYMENT

         1.1 MWS hereby employs, engages, and hires EXECUTIVE as President and Chief Operating Officer and EXECUTIVE hereby accepts and agrees to such hiring, engagement, and employment, subject to the general supervision and pursuant to the advice of MWS's Board of Directors.

         1.2 EXECUTIVE shall perform such duties as may be assigned to him from time to time by MWS's Board of Directors.


                                    ARTICLE 2

                               EFFORTS OF EMPLOYEE

         2.1 EXECUTIVE agrees to devote his full time and skills to the conduct of MWS's business operations, performing the duties of the President and Chief Operating Officer, and such other duties as may be requested by the Board of Directors of MWS. EXECUTIVE will not, without the express written permission of MWS, engage in any substantial private business activities outside or separate from EXECUTIVE's employment with MWS in any field which would prevent or interfere with the performance of his services for MWS as contemplated herein. EXECUTIVE will comply with MWS's policies and personnel regulations as the same may be adopted by MWS from time to time. EXECUTIVE shall perform his duties and manage and operate the Business at all times in strict accordance with all applicable federal and state laws and regulations, local ordinances, and any compliance agreement or other agreement/authorization between MWS and the Minnesota Pollution Control Agency, the Wisconsin Department of Natural Resources, or any other applicable state agency for the conduct of the Business.


                                    ARTICLE 3

                        TERM OF EMPLOYMENT AND AGREEMENT

         3.1 Subject to the provisions for termination hereinafter set forth, the term of this Agreement and the performance of EXECUTIVE's services shall commence on the date that MWS acquires substantially all of the assets of USE (the "Effective Date") and shall continue thereafter until terminated as provided in Article 5 hereof.

         3.2 This Agreement shall be binding upon EXECUTIVE and MWS as of the Effective Date.


                                    ARTICLE 4

                            COMPENSATION AND BENEFITS

         4.1 EXECUTIVE will be paid a base salary of Ninety Thousand and no/100 Dollars ($90,000.00) per year for each year of the term of this contract. EXECUTIVE's compensation shall be payable in equal biweekly installments. MWS's Board of Directors shall review EXECUTIVE's base salary compensation annually, and may, within its sole discretion, raise EXECUTIVE's base salary based upon EXECUTIVE's performance, MWS's performance or any other criteria it determines is appropriate.

         4.2 MWS shall, to the extent permitted by law and the terms of the applicable plans, provide EXECUTIVE with full participation in MWS's employee benefit plans under the same terms as provided to other executive employees of MWS from time to time in the exclusive discretion of MWS's Board of Directors. Such benefits may include, but are not limited to, a medical and dental plan, disability plan, life insurance plan, and 401(k) plan and a profit sharing plan. MWS is not obligated to provide or continue any of these benefits and may, without any prior notice, discontinue any benefit already provided or as may be provided in the future, within the exclusive discretion of MWS's Board of Directors.

         4.3 EXECUTIVE shall be reimbursed for authorized traveling and other out-of-pocket business expenses, provided they have been reasonably incurred in the performance of EXECUTIVE's duties for MWS, and do not exceed a gross amount as preapproved by MWS's Board of Directors. EXECUTIVE shall submit to MWS an itemized account detailing the expenses on a form provided to Executive by MWS, accompanied by receipts. MWS reserves the right to reject reimbursement of expense submissions not in compliance with the terms set forth in this Section or which are not in compliance with Internal Revenue Service statutes, rules, regulations or other controlling or interpretive authority.

         4.4 EXECUTIVE is entitled to 30 business days of vacation per year upon the same terms and conditions as provided to the other employees of MWS. Vacation time will be scheduled taking into account the EXECUTIVE's duties and obligations at MWS. Sick leave, holiday pay and all other leaves of absence also will be in accordance with MWS's stated personnel policies.


                                    ARTICLE 5

                                   TERMINATION

         5.1 EXECUTIVE's employment with MWS shall terminate in accordance with the following provisions:

         5.1(a)   MWS may terminate EXECUTIVE's employment as follows:

                  (i) Upon at least ninety (90) days' written notice to EXECUTIVE, with or without cause.

                  (ii) Upon the disability of EXECUTIVE for a period of at least ninety (90) business days, whether or not consecutive, during any twelve (12) month period. For the purposes of this Agreement, the term "disability" means any physical or mental impairment of EXECUTIVE, whether total or partial, which prevents EXECUTIVE, in the reasonable judgment of MWS, from carrying out or performing the major duties of his employment. Upon the request of MWS, EXECUTIVE shall submit to examinations by a physician or physicians, to assist MWS in determining whether EXECUTIVE has been disabled for purposes of this Agreement. The decision as to EXECUTIVE's disability, if made in good faith by MWS, shall be conclusive and binding upon EXECUTIVE.

         5.1(b) EXECUTIVE may terminate employment with MWS upon at least ninety (90) days' prior written notice to MWS.

         5.1(c) Any other provision of this Agreement notwithstanding, MWS may terminate EXECUTIVE's employment without notice if the termination is based on a violation of this Agreement, or on fraud, embezzlement, securities law violation, material violation or willful criminal violation of environmental laws and regulations or an applicable agreement with a federal or state environmental agency (including without limitation any Compliance Agreement or other agreement/authorization with the MPCA or WDNR), sexual harassment of fellow employees, or if EXECUTIVE takes employment in addition to that of MWS, in competition with MWS, or if EXECUTIVE is guilty of a substantial, willful and material act or acts of insubordination, misconduct, dishonesty, or disloyalty against MWS, or gross misconduct involving moral turpitude.

         5.2 Employment will be deemed terminated upon the death of the EXECUTIVE.



                                    ARTICLE 6

                         PROTECTION OF TRADE SECRETS AND
                           CONFIDENTIAL BUSINESS DATA

         6.1 In the performance of his duties, EXECUTIVE may become aware of, either directly or indirectly, information of the following types regarding or belonging to MWS which constitutes trade secrets or confidential business data:

             (a) Patterns, programs, devices, methods, techniques or processes.

             (b) Products, components.

             (c) Merchandising aids, marketing and strategic planning
                 information.

             (d) Pricing and price structure, customers, potential customers.

             (e) Research and development.

         6.2 The foregoing list of trade secrets and confidential business data is not intended to be exclusive. From time to time during the term of his employment, EXECUTIVE may gain and has gained access to other information concerning MWS's business of commercial value to MWS, which information shall be included in the definitions under Section 6.1, above, even though not specifically listed. MWS believes that such information constitutes trade secret information because MWS derives economic value from the fact that such information is not generally known or readily ascertainable by proper means by MWS's competitors or potential competitors who may obtain economic value by its disclosure or use. The provisions of this Article 6 apply to any form in which the subject information, secrets or data may appear, whether written, oral or any other form of recording or storage.

          6.3 EXECUTIVE covenants and agrees that both during and after his employment with MWS, the foregoing confidential business data and information and trade secrets will not be communicated or disclosed by him (directly or indirectly) to any person or entity, including but not limited to, the press, other professionals, corporations, partnerships or the public. EXECUTIVE further agrees to never use such information for EXECUTIVE's benefit or the benefit of any other person, firm, corporation or entity, directly or indirectly. EXECUTIVE agrees to take reasonable security measures to prevent accidental disclosure and industrial espionage. EXECUTIVE further covenants and agrees that he will faithfully abide by all rules and regulations established by MWS for insuring the confidentiality of the foregoing information and data, including, but not limited to, rules and regulations:

             (a) Limiting access to authorized personnel;

             (b) Limiting copying of any writing or recording;

             (c) Requiring storage of documents in secure facilities provided by
                 MWS and limiting safe or vault lock combinations or keys to authorized personnel; and

             (d) Checkout and return or other procedures or regulations promulgated by MWS from time to time.

The obligations of this Section 6.3 shall survive EXECUTIVE's employment with MWS and continue until the information at issue is no longer confidential and becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by EXECUTIVE or a breach of a confidentiality obligation owed to MWS by any other person or entity.

         6.4 Upon termination of his employment with MWS, whether voluntary or involuntary, EXECUTIVE will return to MWS any and all written or other recorded form of the foregoing information and data, and will take with him, upon leaving MWS' place of business, no documents, writings, recordings or reproduction in any form which may have been entrusted to him during the course of his employment or to which he had access or possession.


                                    ARTICLE 7

                            INVENTIONS OR DISCOVERIES

         7.1 EXECUTIVE acknowledges that inventions or other discoveries may be developed, conceived or otherwise made by EXECUTIVE during employment with MWS. EXECUTIVE agrees that all such inventions or other discoveries shall be the exclusive property of MWS. With respect to all such inventions or other discoveries, EXECUTIVE agrees to:

             (a) Keep accurate, complete and timely records, which shall be MWS's property and be retained on MWS's premises; and

             (b) Promptly and fully disclose and describe all such inventions or other discoveries to MWS; and

             (c) Assign (and EXECUTIVE does hereby assign) to MWS all of EXECUTIVE's rights to these inventions or other discoveries, and to application for letters patent or copyrights in all countries and to letters patent or copyrights granted upon these inventions or other discoveries in all countries; and

             (d) To do such other acts as may be necessary in the opinion of MWS to preserve property rights to these inventions or other discoveries against forfeiture, abandonment or loss and to obtain and maintain letters patent or copyrights and to vest the entire right and title thereto exclusively in MWS.

         7.2 The obligations of this Article 7 shall continue beyond the termination of EXECUTIVE's employment with MWS with respect to inventions or other discoveries conceived or otherwise developed during EXECUTIVE's employment and shall be binding upon assigns, executors, administrators and other legal representatives.

         7.3 MWS hereby notifies EXECUTIVE, and EXECUTIVE understands and agrees, that the foregoing terms of this Article 7 do not apply to any invention or other discovery for which no equipment, supplies, facility, or trade secret information of MWS was used and that were developed entirely on EXECUTIVE's own time, and (a) that does not relate (1) directly to MWS's business or (2) to MWS's actual or demonstrably anticipated business research or development, or
(b) that does not result from any work performed by EXECUTIVE for MWS.


                                    ARTICLE 8

                             COVENANT NOT TO COMPETE

         8.1 In view of the substantial economic benefit EXECUTIVE is receiving from MWS's acquisition of USE, along with the compensation and benefits set forth herein, as well as EXECUTIVE's equity participation in MWS, EXECUTIVE agrees that at no time during the term of this Agreement and EXECUTIVE's employment with MWS and for a period of five (5) years following the termination of EXECUTIVE's employment (whether voluntary or involuntary) (the "Noncompete Period"), will EXECUTIVE, directly or indirectly, without the prior written consent of the MWS Board of Directors, (a) solicit or do competitive business with any person or entity that is or was a customer or vendor of MWS within the twelve (12) months prior to the date of termination, or (b) engage within the United States or Canada in any similar or related business in competition with MWS or have any direct or indirect interest, whether as a proprietor, partner, employee, shareholder, principal, agent, consultant, director, officer or in any other capacity or manner whatsoever, in any enterprise that shall so engage. EXECUTIVE recognizes and agrees that the geographic scope of this restriction is reasonable because MWS's business will be conducted on a national and international scale and is not limited to a particular geographic area within the United States or Canada. Notwithstanding the foregoing, MWS agrees that if MWS reconveys to USE the distribution rights to sell the Model 2000 Equipment, EXECUTIVE shall not be subject to the noncompete provisions of this Section 8.1 solely with respect to sales of such Model 2000 Equipment.

         8.2 EXECUTIVE shall not, during the Noncompete Period, directly or indirectly, hire for employment or solicit, induce or otherwise attempt to cause any individual who is an employee of MWS during the term of his or her employment to leave the employ of MWS for any reason whatsoever; provided, however, that this provision shall not apply to any such employee whose employment or relationship with MWS has been terminated for at least six (6) months prior to such hiring or other restricted activity. The term "employment" for purposes of this paragraph means an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise.

         8.3 The provisions of this Article 8 shall become null and void, and EXECUTIVE shall have no further obligation to MWS under this Article 8 upon the occurrence of any of the following events:

             (a) the failure of MWS to pay when due (to the extent not subject to offset) sums owing to USE under the terms of that certain Promissory Note dated as of January 4, 1996 in the principal amount of $448,256.60 made payable by MWS to the order of USE, as amended from time to time (the "Asset Purchase Note"), or under the terms of that certain Distribution Rights Bill of Sale Agreement dated as of January 4, 1996 by and between USE and MWS, as amended from time to time (the "Distribution Rights Agreement") and the Distribution Note(s) issued pursuant to the Distribution Rights Agreement; or

             (b) the Board of Directors of MWS has determined to request an advance under the terms of that certain Revolving Credit Promissory Note dated as of January 4, 1996 in the face principal amount of $2,000,000 made payable by MWS to the order of Brad Buscher, or his assigns ("Buscher"), as amended from time to time (the "Revolving Note") to fund working capital and expansion needs of MWS, and Buscher arbitrarily and unreasonably refuses to make the requested advance to MWS, and no Event of Default (as defined in the Revolving Note) is existing at the time of the requested advance.


                                    ARTICLE 9

                                INJUNCTIVE RELIEF

         9.1 The parties acknowledge that MWS will suffer irreparable harm if EXECUTIVE breaches this Agreement, either during or after its term. Accordingly, MWS shall be entitled, in addition to any other rights and remedy it may have, at law or equity, to any injunction, without the posting of a bond or other security, enjoining or restraining EXECUTIVE from any violation of this Agreement, and EXECUTIVE hereby consents to MWS's right to the issuance of such injunction. In any proceeding by MWS to enforce any provision of Article 6, 7 or 8, MWS shall, in addition to any injunctive relief to which it may be entitled, be awarded damages to be determined by a court of competent jurisdiction as well as all court costs, disbursements, expenses and attorneys' fees incurred by MWS.

         9.2 In the event EXECUTIVE violates the terms of Article 8, the Noncompete Period shall be extended for two (2) years from and after the later of:

             (a) The date which EXECUTIVE ceases any violation; or

             (b) The date on which a court issues an order or judgment enforcing the terms of the covenant.

         9.3 In the event a court of competent jurisdiction determines that a provision of Section 9.1 above is unreasonable, it may limit such provision to the extent it deems reasonable, without declaring the provision invalid in its entirety. This provision shall not be construed as an admission by MWS, but is only included to provide MWS with the maximum possible protection consistent with the right of EXECUTIVE to earn a livelihood subsequent to the termination of his employment.


                                   ARTICLE 10

                                  MISCELLANEOUS

         10.1 Governing Law. This Agreement shall be governed according to the laws of the State of Minnesota.

         10.2 Successors. This Agreement is personal to EXECUTIVE and EXECUTIVE may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person or entity. This Agreement may be assigned by MWS.

         10.3 Waiver. The waiver by MWS of the breach or nonperformance of any provision of this Agreement by EXECUTIVE will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Agreement or any similar agreement with any other employee.

         10.4 Modification. This Agreement supersedes and replaces any and all prior and written understandings, if any, between the parties relating to the subject matter of this Agreement, including any previous employment contract which is hereby revoked. The parties agree that this Agreement is the entire understanding and agreement between the parties.

         IN WITNESS WHEREOF the following parties have executed the above Employment Agreement as of the day and year first above written.


                                       MERCURY WASTE SOLUTIONS, INC.
                                       a Minnesota corporation


                                       By ____________________________________
                                          Its: Chairman of the Board




                                          ____________________________________
                                          MARK EDLUND